Exhibit 10.1

AMENDMENTS

TO

AMEDISYS, INC.

AMENDED AND RESTATED 1998 STOCK OPTION PLAN

Amendment No. 1

On June 8, 2006, the stockholders of Amedisys, Inc. (the “Company”) approved an amendment to the first sentence of Section 4.2 of the Company’s Amended and Restated 1998 Stock Option Plan (the “Plan”), inclusive of Plan amendments dated June 10, 2004, to increase the number of shares available for issuance under the Plan by 1,000,000 shares, to a total of 3,125,000 shares.

Amendment No. 2

On June 22, 2006, the Board of Directors of the Company approved the amendment and restatement of Section 10.4 of the Plan, in its entirety, as follows:

10.4 Tax Withholding.

10.4.1	At any time that an Eligible Person is required to pay to the Company or an Affiliate an amount required to meet the minimum statutory tax withholding requirements for federal, state and local tax purposes, including payroll taxes, in connection with the grant or exercise of an Option or SAR, the lapse of restrictions on Restricted Stock or an award of Performance Stock, the Eligible Person may, subject to the Committee’s right of disapproval, satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold shares of Stock from such issuance, distribution, or award or upon such lapse of restrictions, which shares of Stock shall have a value equal to the Dollar amount required to be withheld or paid to satisfy such tax obligations. For purposes of this Section 10.4.1, the minimum statutory tax withholding rate coincides with the rates applicable to supplemental taxable income in all relevant taxing jurisdictions (e.g., for federal, state and local tax purposes, including payroll taxes). No shares may be withheld to pay tax obligations in excess of the minimum statutory tax withholding requirements. The value of the shares of Stock withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld or paid shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may suspend or terminate the right to make Elections. If an Eligible Person makes an election under Section 83(b) of the Code with respect to shares of Restricted Stock, an Election is not permitted to be made.

10.4.2	If an Election is not made prior to the Tax Date, the Eligible Person shall be required to pay to the Company or any Affiliate any federal, state or local taxes required by law to be paid or withheld with respect to the applicable Option or SAR grant or exercise, lapse of restrictions on Restricted Stock or award of Performance Stock. The Eligible Person (or other person exercising the Option or SAR or receiving the Stock) shall pay the sum directly to the Company or Affiliate; payment in cash or by check of such sums for taxes shall be delivered to the Company or Affiliate within two business days after the grant, exercise, lapse of restrictions or award.

10.4.3	If an Election is not made prior to the Tax Date, the Company shall have no obligation to actually issue or distribute shares to the Eligible Person upon such exercise, grant, lapse of restrictions or award until sufficient payment is received to cover all sums for taxes due with respect to the exercise, grant, lapse of restrictions or award. The Company and its Affiliates shall not be obligated to advise an Eligible Person of the existence of any required tax payments or any amount which the employer company will be required to withhold in compliance with applicable federal, state or local tax purposes, including payroll taxes.

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